Exhibit 10.7
FIRST FINANCIAL CORPORATION
2005 LONG-TERM INCENTIVE PLAN
Effective Date: January 1, 2005
Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, IN 46204-2079
www.kriegdevault.com

FIRST FINANCIAL CORPORATION
2005 LONG-TERM INCENTIVE PLAN

i

FIRST FINANCIAL CORPORATION
2005 LONG-TERM INCENTIVE PLAN
1. PURPOSE OF THE PLAN.
     The purpose of the Plan is to promote the best interests of the Company and its Subsidiaries, and to enhance stockholder value of the Company by attracting and retaining directors, officers and other key employees and providing them with an incentive to give their maximum effort to the continued growth and success of the Company and its Subsidiaries. The Plan is intended to constitute an unfunded, nonqualified plan of deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is exempt from the requirements of Title 1 of ERISA and that complies with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).
2. DEFINITIONS.
     Wherever the initial letter of the following words or phrases is capitalized in the Plan, including any Appendices or Supplements, they will have the respective meaning set forth below unless a different meaning is plainly required by the context:
     (a) “Account” means the account established and administered for the benefit of a Participant under the Plan, reflecting Awards made to the Participant under the Plan and changes in the value of Awards made hereunder.
     (b) “Award” means the cash compensation payable to a Participant pursuant to the Plan and the Participant’s Award Document.
     (c) “Award Document” means a written document, including schedules thereto, issued by the Committee to a Participant, setting forth the terms and conditions of the Award. No Award under the Plan is valid unless it is set forth in an Award Document. In case of conflict between the Award Document and the Plan, the terms of the Award Document shall govern unless the inconsistent term is one for which the Committee lacks authority to vary from the terms set forth in the Plan.
     (d) “Board” means the Board of Directors of the Company.
     (e) “Cause” means any of the following:
     (1) An intentional act of fraud, embezzlement, theft or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by the Participant in the course of his or her employment or director service. No act or failure to act shall be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence. An act or failure to act shall be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Company or its Subsidiaries;

     (2) Intentional wrongful damage by the Participant to the business or property of the Company or its Subsidiaries, causing material harm to the Company or its Subsidiaries;
     (3) Breach by the Participant of any confidentiality or non-disclosure and non-solicitation agreement in effect from time to time with the Company or its Subsidiaries;
     (4) Gross negligence or insubordination by the Participant in the performance of his or her duties; or
     (5) Removal or permanent prohibition of the Participant from participating in the conduct of the affairs of the Company or any of its Subsidiaries, by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC 1818(e)(4) and (g)(1).
     (f) “Change in Control” means any of the following:
     (1) Change in Ownership. A change in the ownership of the Company or an Employer occurs on the date that any person, or group of persons, as defined below, acquires ownership of stock of the Company or an Employer that, together with stock held by the person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company or an Employer. However, if any person or group is considered to own more than 50 percent of the total fair market value or total voting power of the stock, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company or an Employer (or to cause a change in the effective control of the Company or an Employer as defined in subsection 2(f)(2)). An increase in the percentage of stock owned by any person or group, as a result of a transaction in which the Company or an Employer acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection 2(f)(1). This subsection 2(f)(1) only applies when there is a transfer of stock of the Company or an Employer (or issuance of stock of a corporation) and stock in the Company or an Employer remains outstanding after the transaction.
     For purposes of subsections 2(f)(1) and (2), persons will not be considered to be acting as a group solely because they purchase or own stock of the Company or an Employer at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the Company or an Employer. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

     (2) Change in the Effective Control. A change in the effective control of the Company or an Employer will occur when: (i) any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Company or an Employer possessing 30 percent or more of the total voting power; or (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. However, if any person or group is considered to effectively control the Company or an Employer, the acquisition of additional control of the Company or an Employer by the same person(s) is not considered to cause a change in the effective control.
     (3) Change in the Ownership of a Substantial Portion of the Employer’s or Company’s Assets. A change in the ownership of a substantial portion of the Company’s or Employer’s assets occurs on the date that any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), assets from the Company or an Employer that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company or an Employer immediately prior to such acquisition(s). Gross fair market value means the value of the assets of the Company or an Employer, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
     However, there is no Change in Control under this subsection when there is a transfer to an entity that is controlled by the shareholders of the Company or an Employer immediately after the transfer. A transfer of assets by the Company or an Employer is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of the Company or an Employer (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company or an Employer; (iii) a person, or group of persons, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company or an Employer or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii). For purposes of this subsection 2(f)(3), except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company or an Employer has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company or an Employer after the transaction, is not treated as a change in the ownership of the assets of the Company or an Employer.
     For purposes of this subsection 2(f)(3), persons will not be considered to be acting as a group solely because they purchase assets of the Company or an Employer at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company or an Employer. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
     Notwithstanding the foregoing, the acquisition of Company or Employer stock by any retirement plan sponsored by the Company or an Employer or an affiliate of the Company or an Employer will not constitute a Change in Control.
     (g) “Company” means First Financial Corporation.
     (h) “Committee” means the Compensation Committee of the Board.
     (i) “Disability” means if the Participant is covered by a disability policy of the Company or the Employer, total disability as defined in such policy without regard to any waiting period. If the Participant is not covered by such a policy, Disability means the Participant suffers a sickness, accident or injury that, in the judgment of a physician satisfactory to the Committee, prevents the Participant from performing substantially all of his or her normal duties.
     (j) “Employer” means the Company and any Subsidiary the Company allows to adopt and become a co-sponsor of the Plan.
     (k) “Good Reason” shall mean, following a Change in Control, the occurrence without the express prior written consent of the Participant of any of the events or conditions described in subsections (2)(k)(1) through 2(k)(5):
     (1) Change in Office, Position or Termination as a Director. Failure to elect or reelect or otherwise to maintain the Participant in the office or position, or a substantially equivalent office or position, of or with the Company or the Employer, that the Participant held immediately before the Change in Control, or the removal or failure to nominate the Participant as a director (excluding participation on a Company or Employer regional advisory board) of the Company, the Employer or the successor of the Company or the Employer provided the Participant was a director of the Company or the Employer immediately before the Change in Control;
     (2) Adverse Change in the Scope of the Participant’s Duties, Compensation or Benefits.
     (a) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties associated with the Participant’s position compared to the nature or scope of the authorities, powers, functions, responsibilities or duties associated with the position immediately before the Change in Control;

     (b) A material reduction in the aggregate of the Participant’s “annual compensation,” unless part of an institution-wide reduction. For this purpose, “material” means a reduction of ten percent or more in such compensation. “Annual compensation” means the Participant’s total compensation from the Employer for a calendar year, including compensation deferred at the election of the Participant, and including any salary reduction contributions made by the Employer for, or on behalf of, the Participant under a qualified or other compensation, benefit or retirement plan of the Company or a Subsidiary. Compensation taken into account for purposes of this subsection shall be calculated without regard to any Internal Revenue Code limitations;
     (c) The termination or denial of the Participant’s rights to benefits under the Company’s or Employer’s benefit, compensation or incentive plans and arrangements or reduction in the scope or value thereof, which situation is not remedied within ten calendar days after written notice to the Company from the Participant; or
     (d) Termination or denial of the Participant’s rights to benefits under the Plan and/or the Participant’s Award Document, other than for Cause as provided in subsection 8(d), which situation is not remedied within ten calendar days after written notice to the Company from the Participant;
     (3) Adverse Change in Circumstances. The Participant determines that a change in circumstances has occurred after a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Participant is responsible compared to his or her responsibilities immediately before the Change in Control or a material reduction in the Participant’s secretarial or administrative support, (a) which renders the Participant substantially unable to carry out, substantially hinders the Participant’s performance of, or causes the Participant to suffer a substantial reduction in any of the authorities, powers, functions, responsibilities or duties associated with the office or position held by the Participant immediately before the Change in Control, and (b) which situation is not remedied within ten calendar days after written notice to the Company from the Participant of such determination. Provided the Participant’s determination is made in good faith, the Participant’s determination will be conclusive and binding upon the parties hereto. The Participant’s determination will be presumed to have been made in good faith, unless the Company establishes by clear and convincing evidence that it was not made in good faith;
     (4) Liquidation or Merger. The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of the business or assets of the Company to a Person not affiliated with the Company, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of the business or assets have been transferred (directly or by operation of law) assumes all duties and obligations of the Company and the Employer under this Plan and Awards hereunder; or

     (5) Relocation of the Participant. The Company or the Employer relocates its principal executive offices, or requires the Participant to have his or her personal residence or principal location of work change, to any location that is more than 30 miles from the location thereof immediately before the Change in Control, or requires the Participant to travel away from his or her office in the course of discharging his or her responsibilities or duties at least ten percent more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the Participant in any of the three full years immediately before the Change in Control.
     (l) “Key Employee” means a Top Hat Employee who is:
     (1) An officer of an Employer having annual compensation greater than $140,000;
     (2) A five-percent owner of the Company; or
     (3) A one-percent owner of the Company having an annual compensation greater than $150,000.
     The $140,000 amount in subsection 2(l)(1) will be adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period shall be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 shall be rounded to the next lower multiple of $5,000.
     (m) “Normal Retirement Age” means age 65.
     (n) “Participant” means a director or a Top Hat Employee of an Employer designated by the Committee to be a participant in the Plan. A director who is also an employee of the Company or an Employer must be a Top Hat Employee in order to participate in the Plan.
     (o) “Person” or “Persons” means individuals, corporations, partnerships, trusts, associations, joint ventures, pools, syndicates, sole proprietorships, unincorporated organizations or other entities.
     (p) “Plan” means the First Financial Corporation 2005 Long-Term Incentive Plan.
     (q) “Separation from Service” means the date on which the Participant dies, retires or otherwise experiences a Termination of Employment with the Employer. Provided, however, a Separation from Service does not occur if the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. For purposes of this subsection 2(q), a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the Participant does not retain the right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period. The Participant shall incur a “Termination of Employment” for purposes of this subsection 2(q) when a termination of employment has occurred under Treasury Regulation 1.409A-1(h)(ii).
     (r) “Subsidiary” means a corporation more than 50 percent of whose voting stock is owned or controlled by the Company. The term shall also mean any other entity or organization of which the Company owns or controls a majority of its voting power, including, but not limited to, a partnership, limited partnership, limited liability company, trust, association, joint venture, pool, syndicate, unincorporated organization or other entity.
     (s) “Top Hat Employee” means an employee of an Employer who is a member of a select group of management or highly compensated employees within the meaning of ERISA Section 201(2).
3. AWARDS AND PLAN ADMINISTRATION.
     (a) Committee. The Plan shall be administered by the Committee. The Committee may appoint and employ agents and advisors, including, but not limited to, legal counsel, to render advice and assistance to the Committee.
     (b) Awards. The Committee shall set forth the terms and conditions of the Participant’s Awards in an Award Document. The amount of a Participant’s Award may take into account such factors as the Committee determines in its discretion, including, but not limited to, the nature of the services rendered by the Participant, his or her current and potential contributions to the success of the Company, the Participant’s annual compensation or board fees, and such other factors as the Committee, in its sole discretion, considers relevant. An Award may increase in value as provided in the Award Document.
     (c) Committee Authority. The Committee is authorized to interpret and construe the Plan and Award Documents and to adopt such rules, regulations and procedures for the administration of the Plan as the Committee deems necessary or advisable, provided the Committee may take action only upon the vote of a majority of its members. The Committee’s interpretations of the Plan and Award Documents, and all decisions and determinations made by the Committee, shall be conclusive and binding on all parties, including the Company or an Employer and any person claiming an Award under the Plan. The Committee shall have sole authority, in its discretion, to select who among eligible persons shall be Participants, the amount and other terms and conditions of Awards credited to a Participant’s Account, the performance criteria governing the amount of additional Awards, the period to which the performance criteria will be applied, which shall consist of one or more calendar years, and the schedule under subsection 3(d) for vesting of Accounts; provided, however, that an individual who is a Participant and a member of the Committee must abstain from taking action on a matter before the Committee that would have a direct effect on his eligibility to Participate in the Plan, receive Awards under the Plan, or his vesting schedule under the Plan. No Award or Award Document may provide for (1) an Award to a person who is not an outside Director or Top Hat Employee, (2) an Award for a fiscal year beginning after December 31, 2009, or (3) a vesting schedule that is inconsistent with subsection 3(d) (or a change in the vesting schedule originally stated in the Award Document) in the case of an Award to a Participant who does not have five years of continuous employment or director service. The performance criteria and other terms and conditions stated in Award Documents may, but need not be, uniform from one Award Document to the next.
     Neither the Committee nor the Board shall have any authority to repeal or revoke the terms and provisions of an Award stated in an Award Document or reduce the amount of any Award without the Participant’s written consent, except in the case of a Participant who is terminated for Cause (as defined in subsection 8(d) of the Plan). The Committee shall have the authority to terminate a Participant’s participation in the Plan and his or her right to previous Awards hereunder if the Committee determines that Cause exists.
     (d) Vesting Schedule for Participant’s Who Do Not Have Five Years of Continuous Employment or Director Service. Unless otherwise determined in connection with a Participant’s initial designation as a Participant, a Participant’s Account shall be subject to a vesting schedule established by the Committee if the Participant has been employed by or has served as a director of the Company or an Employer for fewer than five continuous years. The vesting schedule shall be stated in the Award Document. The vesting schedule stated in the Award Document may not be changed by the Committee without the Participant’s written consent.
     (e) Annual Account Statement. The Committee may, but shall not be obligated to, issue to each Participant an annual statement or more frequent statement of a Participant’s Account. The statement of a Participant’s Account may take the form of an updated Award Document, in which case the updated Award Document shall supersede the Award Documents previously issued to the Participant by the Committee.
4. ELIGIBILITY.
     With the exception of those Participants exempted from the age requirement of this Section by the Committee, only outside directors and Top Hat Employees of the Company or an Employer who are age 65 or under shall be eligible to be Participants under the Plan, provided that the outside director or Top Hat Employee is designated as a Participant by the Committee in writing. A director who is also an employee of the Company or an Employer must be a Top Hat Employee in order to be eligible to participate in the Plan. A designated director or Top Hat Employee of the Company or an Employer shall become a Participant as of the later of the effective date or the date specified by the Committee. Except as otherwise provided in the first sentence of this Section, a Participant who remains employed with or continues to serve as a director for the Company or an Employer will not be eligible to receive Awards under the Plan for the years beginning after the year in which he or she attains Normal Retirement Age. Except as otherwise provided in the first sentence of this Section, the Committee shall have no authority to change the eligibility criteria of this Section 4.

5. ESTABLISHMENT OF ACCOUNT; NO SEGREGATION OF ASSETS.
     The Company shall establish on its books of account a separate Account for each Participant. Accounts shall be maintained solely for record keeping purposes. No assets of the Company or any Subsidiaries shall be segregated or subject to any trust for any Participant’s benefit by reason of the establishment of the Participant’s Account. This Plan and Awards made hereunder shall be unfunded and shall constitute a mere unsecured promise by the Company to make benefit payments in the future. Notwithstanding any other provision of this Plan or the Award Document, neither a Participant nor his or her designated beneficiary(ies) shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Company or any Subsidiary prior to the time benefits are paid as provided herein and in the Award Document. All rights created under this Plan and the Award Documents shall be mere unsecured contractual rights of the Participant against the Company or any Subsidiary.
6. PERFORMANCE CRITERIA.
     The Committee shall: (a) establish performance criteria governing Awards; (b) the length of the performance period, which may be one or more calendar years; (c) the performance objectives to be achieved during the performance period (including defining terms, the exclusion of extraordinary items or any other adjustments considered proper); and (d) determine the measure of whether and to what degree the objectives have been attained, which determination shall be conclusive.
7. PAYMENT OF AWARDS.
     (a) Cash Payments Only. The Committee shall cause the value of the Participant’s Account to be paid in cash only. No Award shall be made if the Committee concludes that the performance criteria to which the Award is subject were not satisfied and no payment of an Award shall be made if the Participant is terminated for Cause. This subsection may not be superceded by any action of the Board or the Committee in an Award Document or otherwise.
     (b) When Payments Begin. Payment of the cash value of the vested portion of a Participant’s Account shall be paid in the manner specified in the Award Document and begin on the earlier of (1) January 1, 2015, or (2) the date specified in the Award Document on or after Normal Retirement Age. Provided, further, however, if the Participant is a Key Employee at the time the Participant has a Separation from Service, payment of his Account shall be suspended, for a period of six months immediately following the date of his Separation from Service for reasons other than death. Amounts that would otherwise have been paid during the six-month suspension period will be accrued and will be paid on the first day following the end of the six-month suspension period. The remainder of the Participant’s Account will be paid as provided in the Award Document. It is not necessary for a Participant to experience a Separation from Service as a condition to receiving payment of the cash value of his or her Account.
     (c) Acceleration of Time of Payment. Except as provided in this Section, the time or schedule of payment of a Participant’s Account provided in subsection 7(b) may not be accelerated. The time or schedule of payment of a Participant’s Account may be accelerated in the following circumstances, each of which is an “Acceleration Event,” to a time that is no later than 60 days following the Committee’s determination that one of the Acceleration Events has occurred:
     (1) Domestic Relations Order. The time or schedule of a payment from a Participant’s Account may be accelerated to make a payment to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).
     (2) Conflicts of Interest. The time or schedule of a payment from a Participant’s Account may be accelerated to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule). A payment is reasonably necessary to avoid the violation of Federal, state, local, or foreign ethics laws or conflicts of interest law if the payment is a necessary part of a course of action that results in compliance with a Federal, state, local, or foreign ethics law or conflicts of interest law that would be violated absent such course of action, regardless of whether other actions would also result in compliance with the Federal, state, local, or foreign ethics law or conflicts of interest law.
     (3) Payment of Employment Taxes. The time or schedule of a payment from a Participant’s Account may be accelerated to pay the Federal Insurance Contribution Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) on compensation deferred under the Plan. Additionally, the time or schedule of a payment from a Participant’s Account may be accelerated under the Plan to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of state, local or foreign tax laws as a result of payment of the FICA amount, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes. However, the total payment under this paragraph will not exceed the aggregate of the FICA amount and the related income tax withholding on such FICA amount.
     (4) Income Inclusion Under Code Section 409A. The time or schedule of a payment from a Participant’s Account may be accelerated to pay the income tax, interest and penalties imposed if the Plan fails to meet the requirements of Code Section 409A and related regulations; provided, however, such payment will not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and related regulations.
     (5) Plan Termination. The time or schedule of payment or commencement of payments from a Participant’s Account may be accelerated when the Plan is terminated in accordance with one of the following:

     (a) The Company terminates the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is constructively received).
(i)	The calendar year in which the Plan termination and liquidation occurs;

(ii)	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)	The first calendar year in which the payment is administratively practicable.
     (b) The Company’s irrevocable action to terminate and liquidate the Plan within the 30 days preceding or the 12 months following a Change in Control. For purposes of this subsection 7(c)(5)(b), the Plan may be terminated only if all agreements, methods, programs, and other arrangements sponsored by the Employer immediately after the time of the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation 1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the Change in Control, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the Plan and other arrangements within 12 months of the date the Company irrevocably takes all necessary action to terminate and liquidate the Plan and other arrangements.
     (c) The Company’s termination and liquidation of the Plan, provided that:
(i)	The termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

(ii)	The Company terminates and liquidates all agreements, programs, and other arrangements that would be aggregated under Treasury Regulation §1.409A-1(c) if the Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(iii)	No payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(iv)	All payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v)	The Company does not adopt a new plan or arrangement that would be aggregated with any terminated and liquidated plan or arrangement under Treasury Regulation §1.409A-1(c) if the same Participant participated in both plans or arrangements, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.
     (d) Such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
8. SEPARATION FROM SERVICE.
     (a) No Additional Awards After Separation from Service. A Participant whose employment or director service terminates, resulting in a Separation from Service, shall not be entitled to any additional Awards under this Plan on and after Separation from Service.
     (b) Payment Upon Separation from Service After Specified Date. Subject to subsection 7(b), any Participant who Separates from Service with the Company or an Employer on or after January 1, 2015 or attains Normal Retirement Age, shall be entitled to continue to receive payment of the vested portion of the cash value of his or her Account with interest as specified in the Award Document.
     (c) Payment Upon Separation from Service Prior to Specified Date. Subject to subsection 7(b) with regard to time of payment, any Participant who Separates from Service with the Company or an Employer for reasons other than death, Disability, Cause or within 12 months after a Change in Control prior to January 1, 2015 or attainment of Normal Retirement Age, shall be entitled to receive payment of the vested portion of the cash value of his or her Account balance as of December 31 of the year immediately before the year in which the Separation from Service occurred, with interest credited on the Account balance at the rate specified in the Participant’s Award Document. Payment of the vested portion will be made in the manner prescribed in the Participant’s Award Document.
     (d) Participant’s Death. In the event any Participant Separates from Service with the Company or an Employer because of the Participant’s death prior to full payment of the vested portion of his or her Account balance, the Participant’s designated beneficiary(ies), as provided in Section 10, or the Participant’s estate, if there is no valid beneficiary designation on file at the time of the Participant’s death, shall receive payment of the Participant’s vested death benefit in the amount provided for in the Participant’s Award Document in a single sum within 90 days following the receipt by the Committee of acceptable proof of the Participant’s death.

     (e) Payment Upon Separation from Service due to Disability. Subject to subsection 7(b), a Participant who Separates from Service with the Company or an Employer prior to January 1, 2015 or attainment of Normal Retirement Age as a result of a Disability shall be entitled to receive payment of the vested portion of the cash value of his or her Disability benefit set forth in his or her Award Document. Payment will be made according to the Participant’s Award Document.
     (f) Payment Upon Termination for Cause. A Participant’s participation in this Plan may be terminated by the Committee and his or her right to Awards hereunder, including Awards and the cash value of Awards previously made to the Participant’s Account shall be forfeited if the Participant’s service is terminated for Cause. The Committee’s determination that a Participant’s participation shall be terminated for Cause shall be conclusive and binding on the Company, the Employer, the Participant, his or her beneficiary(ies) and all other persons. If a Participant’s participation is terminated for Cause, he or she shall forfeit all rights and interests in this Plan, and in his or her right to Awards hereunder, including Awards and the cash value of Awards previously made or that may be made thereafter.
     (g) Payment Upon Termination Within 12 Months after a Change in Control. Subject to subsection 7(b), any Participant whose employment or director service with the Company terminates within 12 months after a Change in Control but before the date specified in subsection 7(b), shall receive the Change in Control benefit set forth in his or her Award Document provided that termination is not for Cause or because of death or Disability. Termination of a Participant’s service within 12 months after a Change in Control includes, but is not limited to, termination by the Participant for Good Reason within 12 months after a Change in Control. Payment shall be made according to the Participant’s Award Document.
9. NONASSIGNABILITY.
     No benefit, interest, Accounts or any payment under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s designated beneficiary(ies), either voluntarily or involuntarily. Any attempt to alienate, sell, transfer, assign, pledge, attach, garnish or otherwise encumber any benefit, interest, account or any payment under the Plan shall be void and of no legal effect.
10. BENEFICIARY DESIGNATION.
     If a Participant dies before distribution to him or her of all amounts payable under the Plan, the amounts otherwise distributable to the Participant, if living, shall be distributed to his or her designated beneficiary(ies). All beneficiary designations shall be made in the form prescribed by the Committee from time to time and shall be delivered to the Committee. The Participant shall designate a beneficiary or beneficiaries by filing a written designation with the Committee. The Participant may revoke or modify the designation at any time by filing a new designation. Designations shall be effective only if signed by the Participant and accepted by the Committee during the Participant’s lifetime. The Participant’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Participant or if the Participant names a spouse as beneficiary and the marriage is subsequently dissolved. If there is no effective beneficiary designation on file at the time of the Participant’s death, or if the designated beneficiary(ies) will not survive the Participant, his benefits under the Plan will be paid: (i) to his surviving spouse; (ii) if there is no surviving spouse, to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will or applicable intestacy law; or (iii) in the event there is no such representative appointed and qualified within 45 days after the Participant’s death, then to such persons as, at the date of death, would be entitled to share in the distribution of the Participant’s estate under the provisions of the applicable statutes then in force governing the descent of intestate property, in the proportions specified in such statute. The Committee shall have no responsibility for the validity of any beneficiary designation made by a Participant.
11. TAXES.
     The Company shall be entitled to pay or withhold the amount of any tax it believes is required as a result of the payment of any amounts under this Plan. The Company may defer making payments hereunder until arrangements satisfactory to the Company have been made with respect to any such withholding obligations. The Company shall have the right to rely on a written opinion of legal counsel, which may be independent legal counsel or legal counsel regularly employed by the Company, if any question should arise as to the payment or withholding of taxes.
12. REGULATORY APPROVALS AND RULE 16b-3.
     It is intended that the Plan and any Award made to a person subject to Section 16 of the Securities Exchange Act of 1934, and any transaction or election hereunder by any such person, meet all the requirements of Rule 16b-3, if the Plan or Awards made hereunder are subject to Section 16 of the Securities Exchange Act of 1934. If Section 16 of the Securities Exchange Act is applicable and if any provision of the Plan or any Award hereunder would disqualify the Plan or such Award under, or would not comply with, Rule 16b-3, such provision or Award shall be construed or deemed to conform to Rule 16b-3.
13. CLAIMS.
     (a) Claims Procedure.
     (1) Procedures Governing the Filing of Benefit Claims. All Benefit Claims must be filed on the appropriate claim forms available from the Committee or in accordance with the procedures established by the Committee for claim purposes. A “Benefit Claim” means a request for a Plan benefit or benefits, made by a Claimant or by an authorized representative of a Claimant, that complies with the Plan’s procedures for making benefit claims. “Claimant” means a Participant, a surviving spouse of a Participant, a beneficiary, an Alternate Payee or a personal representative of the Participant’s estate who is claiming entitlement to the payment of any benefit under the Plan. “Alternate Payee” means any spouse, former spouse, child or other dependent of a

Participant who is recognized by a domestic relations order as having a right to receive all, or a portion of the benefits payable under the Plan with respect to such Participant.
     (2) Notification of Benefit Determinations. The Committee will notify a Claimant, in accordance with Section 13(a)(3) below, of the Plan’s benefit determination within a reasonable period of time after receipt of a Benefit Claim, but not later than 90 days (45 days in the case of a Disability Claim) after receipt of the Benefit Claim by the Plan.
     If special circumstances require an extension of time for processing the Benefit Claim, the Committee will notify the Claimant of the extension prior to the termination of the initial period described above. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan expects to make the benefit determination. In no event will the extension exceed a period of 90 days from the end of the initial period.
     In the case of a Disability Claim, the extension period will not exceed 30 days, unless prior to the end of first 30-day extension period, the Committee determines that, due to matters beyond its control, a decision cannot be rendered within the extension period, in which case the period for making the determination may be extended for an additional 30 days. Every Disability Claim notice will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, the additional information needed to resolve those issues and the Claimant’s right to provide the specified information within 45 days. If the extension is in effect due to the Claimant’s failure to submit information necessary to decide a Disability Claim, the period for making the benefit determination will be tolled from the date on which the notice of the extension is sent to the Claimant until the date on which the Claimant responds to the request for information. The term “Disability Claim” means a request for a Plan benefit made by a Claimant due to the purported Disability of a Plan Participant.
     (3) Manner And Content of Notification of Benefit Determinations. All notices given by the Committee under the Plan will be given to a Claimant, or to his authorized representative, in a manner that satisfies the standards of 29 CFR 2520.104b-1(b) as appropriate with respect to the particular material required to be furnished or made available to that individual. The Committee may provide a Claimant with either a written or an electronic notice of the Plan’s benefit determination. Any electronic notification will comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (iii) and (iv). In the case of an Adverse Benefit Determination, the notice will set forth, in a manner calculated to be understood by the Claimant:
     (a) The specific reasons for the adverse determination;
     (b) Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the determination is based;

     (c) A description of any additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary;
     (d) For a Disability Claim, the identification of any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with Claimant’s Adverse Benefit Determination, without regard to whether the advice was relied upon; and
     (e) A description of the Plan’s review procedures and the time limits applicable to such procedures.
     The term “Adverse Benefit Determination” means a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, any benefit claimed to be payable under the Plan.
     (4) Appeal of Adverse Benefit Determinations. A Claimant who receives an Adverse Benefit Determination and desires a review of that determination must file, or his authorized representative must file on his behalf, a written request for a review of the Adverse Benefit Determination, not later than 60 days (180 days for a Disability Claim) after receiving the determination.
     The written request for a review must be filed with the Board. Upon receiving the written request for review, the Board will advise the Claimant, or his authorized representative, in writing that:
     (a) The Claimant, or his authorized representative, may submit written comments, documents, records, and any other information relating to the claim for benefits; and
     (b) The Claimant will be provided free of charge, upon request of the Claimant or his authorized representative, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Benefit Claim, without regard to whether those documents, records, and information were considered or relied upon in making the Adverse Benefit Determination that is the subject of the appeal.
     (5) Benefit Determination on Review. All appeals by a Claimant of an Adverse Benefit Determination will receive a full and fair review by the Board. In performing this review for a Disability Claim, the Board will take into account all comments, documents, records, and other information submitted by the Claimant (or the Claimant’s authorized representative) relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination, and will not afford deference to the initial Adverse Benefit Determination. For a Disability Claim, the Board will consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who was not consulted in connection with the Adverse Benefit Determination and who is not the subordinate of such an individual if the Board believes that such a consultation is necessary to properly complete the review process.
     (6) Notification of Benefit Determination on Review. The Board will notify a Claimant, in accordance with Section 13(a)(7) below, of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days (45 in the case of a Disability Claim) after the Plan’s receipt of the Claimant’s request for review of an Adverse Benefit Determination. If, however, special circumstances require an extension of time for processing the review by the Board, the Claimant will be notified, prior to the termination of the initial 60 (or 45) day period, of the special circumstances requiring the extension and the date by which the Plan expects to render the Plan’s benefit determination on review, which will not be later than 120 days (90 days in the case of a Disability Claim) after receipt of a request for review.
     If the extension period is in effect for a Disability Claim but the extension is due to the Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review will be tolled from the date on which notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.
     (7) Manner and Content of Notification of Benefit Determination on Review. The Board will provide a Claimant with notification of its benefit determination on review in the method described in Section 13(a)(3) above.
     In the case of an Adverse Benefit Determination on review, the notification must set forth, in a manner calculated to be understood by the Claimant:
     (a) The specific reasons for the adverse determination on review;
     (b) Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the benefit determination on review is based;
     (c) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s Benefit Claim, without regard to whether those records were considered or relied upon in making the Adverse Benefit Determination on review, including any reports, and the identities, of any experts whose advice was obtained.
     (8) Court Action. No Participant or beneficiary shall have the right to seek judicial review of a denial or limitation of benefits, or to bring any action in any court to enforce a claim for benefits, prior to filing a claim for benefits or exhausting his or her rights to review under this Section.

14. PLAN ADMINISTRATOR.
     The Company shall be the plan administrator under the Plan. The Company may delegate aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.
15. EFFECTIVE DATE OF THE PLAN.
     The Plan is effective January 1, 2005.
16. LIMITATIONS ON LIABILITY.
     Notwithstanding any of the preceding provisions of this Plan, none of the Company, its Subsidiaries, any Employer, the Committee and each individual acting as an employee or agent of any of them shall be liable to any Participant or beneficiary for any claim (other than a claim for benefits), loss, liability or expense incurred in connection with the Plan, except when the same shall have been judicially determined to be due to the gross negligence or willful misconduct of such person. By participating in the Plan, each Participant agrees to release and hold harmless the Company and its Subsidiaries (and their respective directors, officers and employees) and the Committee from and against any tax liability, including, but not limited to, interest and penalties, incurred by the Participant in connection with his receipt of Awards under this Plan and the deferral, and payment thereof.
17. INCAPACITY OF PARTICIPANT OR BENEFICIARY.
     If any person entitled to receive a distribution or payment under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefore shall have been made by duly qualified guardian or other legal representative), then, unless and until claim therefore shall have been made by duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.
18. MISCELLANEOUS.
     (a) Termination and Amendment. The Plan may be terminated, modified or amended by the Board, provided, however, that no termination, modification, or amendment of the Plan may, without the prior written consent of the Participant, adversely affect the rights of a Participant in or to his or her Account.
     (b) Governing Law. The Plan shall be construed, regulated and administered according to the laws of the State of Indiana without reference to that state’s choice of law principles, except in those areas preempted by the laws of the United States of America in which case such laws will control.

     (c) Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and shall not affect the construction of the provisions hereof. In any necessary construction, the masculine shall include the feminine and the singular, the plural, and vice versa.
     (d) No Right to Employment or Director Service. Neither the Plan or Award Document confers upon any Participant: (1) any right to continued employment by the Company or any Employer, nor shall it interfere in any way with the right of the Company to terminate any Participant’s employment at any time, with or without cause; (2) the right to continued service on the Board of the Company or any Employer, the right to be nominated for service on the Board or the right of the Company’s stockholder(s) to decline to elect a Participant or the right of the stockholder(s) of a Subsidiary of the Company to decline to elect a Participant as a director of the Subsidiary.
     Neither this Plan nor any Award Document under this Plan is an employment policy or employment contract.
     No Participant shall have any right or interest in or to the Plan assets other than as specifically provided in the Plan or in the Award Document.
     (e) Spendthrift Clause. No benefit or interest available hereunder will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s designated beneficiary(ies), either voluntarily or involuntarily.
     (f) Counterparts. This Plan may be executed in any number of counterparts, each of which shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.
     (g) Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.
     (h) Severability. In the event any provisions of the Plan or Award Document shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan or Award Document and the Plan or Award Document shall be construed and endorsed as if such illegal or invalid provisions had never been contained in the Plan or Award Document.
     (i) Action by Company. Any action required of or permitted by the Company shall be by resolution of the Board or the Committee or by a person or persons duly authorized by resolution of the Board or the Committee.
     (j) Corporate Successors. The Plan will not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity (“Transaction”), but the Plan will be continued after the Transaction only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.

     IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its officers thereunder duly authorized, this 29th day of August, 2007, but effective as of January 1, 2005.

FIRST FINANCIAL CORPORATION
By:	/s/ Norman L. Lowery
Norman L. Lowery, Chief Executive Officer

ATTEST:

By:	/s/ Michael A. Carty
Michael A. Carty, Secretary